INDEPENDENT AUDITORS' CONSENT



To the Board of Directors and Stockholders
Westower Holdings Ltd. and Subsidiaries

We consent to the use in this Registration Statement of Westower Corporation of our report dated July 21, 1997, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the headings "Experts" in such Prospectus.



MOSS ADAMS LLP

Bellingham, Washington
October 15, 1997